UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 30, 2023
Date of Report (date of Earliest Event Reported)
NEWTEKONE, INC.
(Exact Name of Company as Specified in its Charter)

Maryland	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.75% Notes due 2024	NEWTL	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.      Other Events.
At meetings of shareholders of NewtekOne, Inc. (the “Company”) held on July 26, 2018, August 2, 2019, July 10, 2020 and September 30, 2022 (collectively, the “Meetings”), the Company’s Board of Directors (“Board”) recommended that the Company’s shareholders approve an amendment to the Company’s Articles of Amendment and Restatement (the “Charter Amendment”). The shareholder proposals, if passed, would have allowed Company shareholders to amend the Company’s bylaws (the “Bylaws”) by the affirmative vote of the holders of a majority of all votes entitled to be cast (the “Charter Amendment Proposals”). The Company’s shareholders failed to pass the Charter Amendment Proposals at each of the Meetings. Following the September 30, 2022 meeting, the Company did not receive any shareholder feedback regarding the Charter Amendment Proposal or the Charter Amendment. However, after careful consideration, the Board continues to believe that allowing the Company’s shareholders to amend its Bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter is in the Company’s best interests. Therefore, the Company intends to resubmit the Charter Amendment Proposal at the Company’s next meeting of shareholders. The Board remains committed to strong and effective corporate governance and monitors regularly the Company’s corporate governance policies and practices.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEKONE, INC.

Date: May 30, 2023	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board